Exhibit 4.9

SUBSCRIPTION AGENT AGREEMENT

          This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of __________________, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and COSI, INC. (the “Company”).

1.

The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $.01 per share (“Common Stock”), on TBD (the “Record Date”), the right (“Rights”) to subscribe for units (“Units”), each Unit consisting of TBD. Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on TBD or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). TBD Right(s) is/are being issued for TBD shares of Common Stock held on the Record Date. TBD Right(s) and payment in full of the subscription price of $TBD (the “Subscription Price”) is/are required to subscribe for one Unit. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Units that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Units, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privileged”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated TBD (the “Prospectus”).

2.

The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith, or to be delivered to you once the details are finalized, are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

	(a)	a copy of the Prospectus;

	(b)	the form of Subscription Certificate (with instructions);

	(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

	(d)	notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

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4.

As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)

Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Unit duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b)

As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Units that can be subscribed for under the Basic Subscription Right. The Units available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Units”). Where there are sufficient Remaining Units to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Units subscribed for. If the aggregate number of Units subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Units by a fraction of which the numerator is the number of Units subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of Remaining Units subscribed for by all participants under the Additional Subscription Privilege. Any fractional Unit to which persons exercising their

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Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Unit.

(c)

Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)

Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Units subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Units is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)

Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Units subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Units issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.

Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.

The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing

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Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

8.

If prior to 5:00 P.M., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Units being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Units being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within three (3) NASDAQ GLOBAL MARKET trading days (“Trading Days”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that, within three Trading Days following the date of the Notice of Guaranteed Delivery, the Subscription Agent receives the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required. Subscription Agent shall not settle or compromise any claim for which it seeks indemnification hereunder without the prior written consent of the Company.

9.

The Subscription Agent shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

10.

The Subscription Agent shall notify the Company by telephone on an before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three (3) Trading Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been

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timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

11.

With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Carin Stutz	CEO & President
William Koziel	CFO
Vicki Baue	VP & General Counsel, CCO

12.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

13.

The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall, to the extent required by applicable law, identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law.

14.

The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including reasonable legal and other fees and expenses) incurred by the Subscription Agent with respect to any third-party claim arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any such claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

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In no event shall the Subscription Agent or the Company have any liability to the other for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.

Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Cosi, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, IL 60015
Attn: William Koziel, CFO

with copy to:

Cosi, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, IL 60015
Attn: Vicki Baue, VP & General Counsel

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Corporate Actions
Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219 Attn: General Counsel
Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any

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court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

17.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.

Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, either party may assign this Agreement or any rights granted hereunder, in whole or in part, either to its affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of such party’s assets or business without the prior written consent of the other party.

19.

No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

20.

Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

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          This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

COSI, INC.

By:

Name:
Title:

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:

Name:
Title:

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Fee Schedule

Flat fee of $12,500.
Plus reasonable out-of-pocket expenses.

Additional fee equal to $2,500 for each extension of the Rights Offering, plus reasonable out-of-pocket expenses associated with such extension.

The party below is responsible for payment of the fees:

Name:
Attention:
Address:
Address:
Address:
Facsimile:
Phone:
Email:

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as subscription agent and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.

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